                                                                 Exhibit (i)(24)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

              ADMINISTRATIVE SERVICES AND REVENUE SHARING AGREEMENT

     WHEREAS, New York Life Insurance and Annuity Corporation (the "Company") and OppenheimerFunds, Inc., investment adviser to certain registered, open-end investment companies ("Funds") (OppenheimerFunds, Inc. is referred to as the "Fund Party") have previously entered into a Participation Agreement, as amended (the "Participation Agreement"); and

     WHEREAS, COMPANY desires to provide, and Fund Party desires to receive, services relating to the promotion, offering, marketing or distribution of the Funds and/or retention of assets maintained in the Funds;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund Party and COMPANY hereby agree as follows:

1. COMPANY will provide the services specified in SCHEDULE A and Fund Party agrees to pay, from its own resources and/or assets, COMPANY as specified in SCHEDULE B.

2. Either party may terminate this Administrative Services and Revenue Sharing Agreement ("Agreement") upon 30 days' prior written notice, or immediately upon termination of the Participation Agreement. Termination of this Agreement will not affect the obligations of the parties arising prior to termination.

3. With respect to the sales of shares of the Funds, COMPANY will provide any and all point of sale disclosure documents to customers and clients of the COMPANY in accordance with current laws, rules and regulations.

4. Unless modified by this Agreement, the terms and conditions of, and the responsibilities and obligations imposed by, the Participation Agreement remain in full force and effect and govern the activities of COMPANY and Fund Party performed under this Agreement.

The parties hereto through their duly authorized representatives have executed this Agreement as of the 1st day of May, 2007:

OPPENHEIMERFUNDS, INC.                  NEW YORK LIFE INSURANCE AND ANNUITY
                                        CORPORATION


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name: Robert J. Hebron
      -------------------------------   Title: Senior Vice President
Title:
       ------------------------------

Address for notices:                    Address for notices:
OppenheimerFunds, Inc.                  New York Life Insurance and
Two World Financial Center, 11th Fl     Annuity Corporation
225 Liberty St                          51 Madison Avenue
New York, NY 10080                      New York, NY 10954
212 323 0250                            Attention: Robert J. Hebron, SVP
Attention: Director of Variable
           Accounts
                                        with a copy to: Variable Products
                                                        Attorney

with a copy to: Robert Zack, General
                Counsel

                                   SCHEDULE A

As part of its obligation under this Agreement, COMPANY shall provide services relating to the promotion, offering, marketing or distribution of the Funds and/or retention of assets maintained in the Funds, including, but not limited to:

     (i) Facilitating meetings, access and communications regarding the Funds with COMPANY's sales representatives, branches and regional managers;

     (ii) Providing access to COMPANY's sales platform, network or program;

     (iii) Providing appropriate contact lists;

     (iv) Providing Fund Party with information regarding COMPANY's marketing calendars and sales initiatives;

     (v)  Providing monthly reporting on Fund sales;

     (vi) Facilitating meetings and communications regarding the Funds with COMPANY's operational support personnel;

     (vii) Providing access to home office and product personnel;

     (viii) Providing opportunities to participate in conferences, meetings, and due diligence trips as agreed by the parties;

     (ix) Providing transactional support; and/or

     (x) Providing other support mutually agreed upon from time to time including, but not limited to, the services identified on the attached Addendum.

     As part of its obligation under this Agreement, COMPANY shall also provide administrative support services to contract owners of any COMPANY variable annuity and variable life insurance products "COMPANY Products" with contract values allocated to investment options investing in shares of the Funds, including, but not limited to:

     (i)  Maintenance of Books and Records

          Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

          Maintain general ledgers regarding the Accounts' holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by other contract owner service providers.

     (ii) Communication with the Funds

          Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and transmit such orders, and payment therefore, to the Funds. Coordinate with the Funds' agents respecting daily valuation of the Funds' shares and the Accounts' units.

          Purchase Orders

          --   Determine net amount available for investment in the Funds.

          -- Deposit receipts at the Funds or the Funds' custodian (generally by wire transfer).

          -- Determine net amount required for redemption from the Funds. Notify the custodian and Funds of cash required to meet payments.

          Purchase and redeem shares of the Funds on behalf of the Accounts at the then current price in accordance with the terms of the Participation Agreement.

          Distribute the Fund's prospectus, proxy materials, communications and reports to Contract owners.

     (iii) Processing Distributions from the Funds

          Record ordinary dividends and capital gain distributions.

     (iv) Reports

          Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, and any other SEC filings with respect to the Accounts invested in the Funds, as not otherwise provided for.

          Periodic information reporting about the Funds to Contract owners, including any necessary delivery of the Funds' prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for. Provide sales data in a format mutually agreed upon. This data will only be used to support the activities of COMPANY's products.

     (v)  Fund-related Contract Owner Services

          Provide ministerial information with respect to Fund inquiries (but excluding fund allocation recommendations, performance projections or any other sales-related information or advice).

          Oversee and assist the solicitation, counting and voting of contract owner voting interests in the Funds pursuant to Fund proxy statements.

     (vi) Other Administrative Support

          Provide other administrative and support for the Funds as mutually agreed upon by COMPANY and the Funds or the Fund Administrator.

          Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

                                   SCHEDULE B

Fund Party shall pay COMPANY __% per annum on all COMPANY assets invested in shares of the Funds that are attributable to variable life or variable annuity products listed on Schedule C..

Payments made to COMPANY under this Agreement will be made by federal funds wire to:

     Bank:           JP Morgan Chase
                     (ABA # _________________)

     Account Name:   NYLIAC Insurance Company
                     Account Number: ___________________

     Reference:      Attention: ________________________

Notification of wire transfers shall be provided by e-mail or fax to:

     Mark Heck
     Separate Account Accounting
     Email: markheck@newyorklife.com
     Fax: 212-447-4137

or to such other person, address, facsimile numbers or accounts as COMPANY may subsequently direct in writing.

     Payment under this SCHEDULE B will be made to COMPANY quarterly during the term this Agreement is in effect, no later than sixty (60) days following the end of the quarter starting with the quarter ending June 30, 2007. Payments shall be computed and paid as set forth above.

     COMPANY shall notify Fund Party in writing within thirty (30) calendar days following the receipt of a quarterly payment if COMPANY is disputing the amount in good faith. If COMPANY does not provide such notice of dispute within the required time, the payment amount will be deemed correct and accepted by COMPANY.

                                   SCHEDULE C

      (COMPANY Assets and COMPANY -Administered Assets Upon Which Payments
                          to COMPANY will be Computed)

Separate Accounts                                  Products
-----------------                                  --------
NYLIAC Corporate Sponsored Variable    CorpExec Variable Universal Life
Universal Life Separate Account-I

NYLIAC Private Placement Variable      CorpExec Private Placement
Universal Life Insurance Separate      Variable Universal Life
Account-I

NYLIAC Private Placement Variable      CorpExec Private Placement
Universal Life Insurance Separate      Variable Universal Life
Account-II